UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☒	Preliminary Information Statement

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☐	Definitive Information Statement

BITMINE IMMERSION TECHNOLOGIES, INC.

Name of Registrant As Specified In Its Charter)

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SCHEDULE 14C INFORMATION STATEMENT

(Pursuant to Regulation 14C of the Securities Exchange Act of 1934 as amended)

BITMINE IMMERSION TECHNOLOGIES, INC.

10845 Griffith Peak Dr. #2

Las Vegas, NV 89135

WE ARE NOT ASKING FOR A PROXY AND

YOU ARE REQUESTED NO TO SEND US A PROXY.

Notice of Written Consent of Shareholders in Lieu of

Special Meeting of Shareholders

This Information Statement is being furnished by Bitmine Immersion Technologies, Inc., a Delaware Corporation (the “Company”), to the holders of record (the “Stockholders”) of the outstanding common stock, $0.0001 par value per share (the “Common Stock”) as of the close of business on December 16, 2024 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to a written consent approved by the Company’s board of directors (the “Board”) on December 11, 2024 (the “Written Consent”). The Written Consent has also been approved by certain stockholders of the Company owning shares of Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (the “Preferred Stock”) that represent a majority of the outstanding votes of the capital stock of the Company as of the Record Date (the “Consenting Stockholders”).

The Written Consent authorized an amendment (the “Amendment”) to our Amended and Restated Certificate of Incorporation, as amended (the “COI”) to effect a reverse split of our Common Stock at a reverse stock split ratio in the range of 1-for-5 through 1-for-30, as determined by the Board of Directors at a later date (the “Reverse Stock Split”).

The Written Consent constitutes the consent of a majority of the votes at any meeting of stockholders, and is sufficient under the Delaware General Corporation Law and the Company’s COI to approve the Amendment. Accordingly, the Amendment is not presently being submitted to the Company’s other Stockholders for a vote. The action by Written Consent will become effective on the date that the Board of Directors designates, in its sole discretion, when it directs the Company to file the Amendment with the Delaware Secretary of State to effect the Amendment.

This is not a notice of a meeting of Stockholders and no Stockholders meeting will be held to consider the matters described herein. This Information Statement is being furnished to you solely for the purpose of informing Stockholders of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C. Except as otherwise indicated by the context, references in this information statement to “Company,” “we,” “us,” or “our” are references to Bitmine Immersion Technologies, Inc.

ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT.

By Order of the Board of Directors,

/s/ Jonathan Bates

Jonathan Bates, Chief Executive Officer

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GENERAL INFORMATION

This Information Statement is being first mailed on or about December 27, 2024, to Stockholders of the Company by the board of directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Consenting Stockholders.

Only one Information Statement is being delivered to two or more Stockholders who share an address unless we have received contrary instruction from one or more of such Stockholders. This practice known as “householding” is intended to reduce the Company’s printing and postage costs. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate Chief Executive Officer at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE CONSENTING STOCKHOLDERS

Under Section 228 of the Delaware General Corporation Law (the “DGCL”), any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing, unless the certificate of incorporation of the company provides otherwise. The approval of the Reverse Stock Split requires the affirmative vote or written consent of a majority of the issued and outstanding shares of capital stock.

As of the Record, there were 39,667,607 shares of Common Stock outstanding, 453,996 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) outstanding, which are convertible into 22,699,800 shares of Common Stock and are entitled to vote with the Common Stock on an as-converted basis, and 2,500 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) outstanding, which are convertible into 12,500,000 shares of Common Stock and are entitled to vote with the Common Stock on an as-converted basis, for a total of 74,867,407 possible votes on any matter submitted to a vote of Stockholders.

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On the Record Date, our Board unanimously adopted a resolution approving the Reverse Stock Split and recommended that the Stockholders approve the Reverse Stock Split. In connection with the adoption of this resolution, the Board of Directors elected to seek the written consent of the holders of a majority of our outstanding Common Stock, Series A Preferred Stock and Series B Preferred Stock in order to reduce associated costs and implement the proposals in a timely manner. The Consenting Stockholders voted in favor of the Reverse Stock Split Amendment by written consent on the Record Date. The Consenting Stockholders are the record or beneficial owner of 4,200,000 shares of Common Stock, 453,996 shares of Series A Preferred Stock and 2,500 shares of Series B Preferred Stock, which represented 52.6% of the total votes entitled to be case at any meeting of Stockholders. No consideration was paid for the consents. The Consenting Stockholders names, affiliations with the Company and beneficial holdings are as follows:

Name of Beneficial Owner	Common Stock	Series A Preferred Stock	Series B Preferred Stock	Total Votes	Percent of Total Votes
Innovative Digital Investors Emerging Technology, LP (1)	–	303,996	2,500	27,699,800	37.0%
Jonathan Bates (2)	–	150,000	–	7,500,000	10.0%
BFAM Holdings, LLC (1)	4,200,000	–	–	4,200,000	5.6%
Total	4,200,000	453,996	2,500	39,399,800	52.6%

(1)	Controlled by Jonathan Bates.
(2)	Jonathan Bates is our chairman and chief executive officer.

Accordingly, the Company has obtained all necessary corporate approvals in connection with the Reverse Stock Split. The Company is not seeking written consent from any other Stockholders, and the other Stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. This Information Statement is furnished solely for the purposes of advising Stockholders of the action taken by written consent and giving Stockholders notice of such actions taken as required by Section 14 of the Securities Exchange Act, and the regulations promulgated thereunder.

The Company will, when permissible following the expiration of the 20-day period mandated by Rule 14c-2 and the provisions of the DGCL, file a Certificate of Amendment with the Delaware Secretary of State’s Office to effect the Reverse Stock Split. The Reverse Stock Split will become effective on the effective date specified in the Certificate of Amendment.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of undesignated Preferred Stock with a par value of $0.0001 per share.

Common Stock

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our Preferred Stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is authorized and issued. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

As of December 16, 2024, the Company has 39,667,607 shares of Common Stock issued and outstanding.

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Preferred stock

Our Board, without further stockholder approval, may issue Preferred Stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our Board may authorize the issuance of Preferred Stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of Preferred Stock are outstanding.

As of December 16, 2024, the Company has designated two series of Preferred Stock: 500,000 shares have been authorized for the Series A Preferred Stock, of which 453,996 shares are issued and outstanding; and 3,000 shares have been authorized for the Series B Preferred Stock, of which 2,500 shares are issued and outstanding.

The Series A Preferred Stock has the following rights and preferences:

Dividends: Each share of Series A Preferred is entitled to receive non-cumulative dividends equal to the amount of dividends that the holder of such share would have received if such share of Series A Preferred were converted into shares of common stock immediately prior to the record date of the dividend declared on the common stock.

Liquidation Preference: The Series A Preferred Stock is entitled to receive, prior to any distribution to any junior class of securities, an amount equal to $10 per share, plus any accrued but unpaid dividends, as a liquidation preference before any distribution may be made to the holders of any junior security, including the common stock.

Voting Rights: Each holder of Series A Preferred Stock shall vote with holders of the common stock upon any matter submitted to a vote of shareholders, in which event it shall have the number of votes equal to the number of shares of common stock into which such share of Series A Preferred Stock would be convertible on the record date for the vote or consent of shareholders. Each holder of Series A Preferred Stock shall also be entitled to one vote per share on each submitted to a class vote of the holders of Series A Preferred Stock.

Directors: The Series A Preferred Stock has the exclusive right to nominate and vote on two (2) members of the board of directors.

Voluntary Conversion Rights: Each share of Series A Preferred Stock is convertible into that number of shares of common stock equal to the liquidation preference of the Series A Preferred divided by a conversion price of $0.20 per share.

Rank: The Series A Preferred ranks senior to the common stock and any other class or series of preferred stock that may be authorized.

Redemption by Company: The Company may redeem all of the Series A Preferred at any time on twenty days notice by payment of the liquidation preference of the Series A Preferred.

Redemption by the Holders: Any holder of Series A Preferred may request that some or all of its Series A Preferred be redeemed to the extent of 30% of the liquid net assets of the Company in excess of $2 million. To the extent any holder requests redemption under this provision, the Company is required to send a notice to all other Series A Preferred holders, who will be entitled to request redemption of some or all of their shares as well. Each holder is required to redeem at least the lesser of 10,000 shares or the number of shares of Series A Preferred held by the holder.

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Redemption on Fundamental Transaction: In the event the Company engages in a fundamental transaction, a majority of the holders of Series A Preferred may require the Company to redeem all of the Series A Preferred at the closing of the transaction.

Right to Participate in Future Fundings: Each holder of Series A Preferred has the right to participate in future capital raising transactions to the extent of its proportionate ownership of the Company on an as converted basis. The right extents to any issuance of common or preferred stock or debt securities convertible into common or preferred stock, except for certain exempted transactions.

Anti-Dilution Protection: The conversion price of the Series A Preferred is subject to reduction to the extent the company issues shares of common stock at a purchase price less than the then current conversion price, (ii) debt or equity securities convertible into common stock at a conversion price less than the then current conversion price, (iii) options or warrants exercisable for common stock at an exercise price less than the then current conversion price, or (iv) options or warrants to purchase convertible debt or equity securities, where the combined exercise and conversion prices would enable the holder to acquire shares of common stock for less than the then current conversion price.

The Series B Convertible Preferred Stock has the following rights and preferences:

Dividends: Each share of Series B Preferred is entitled to receive non-cumulative dividends equal to the amount of dividends that the holder of such share would have received if such share of Series B Preferred were converted into shares of common stock immediately prior to the record date of the dividend declared on the common stock.

Liquidation Preference: The Series B Preferred Stock is entitled to receive, prior to any distribution to any junior class of securities, an amount equal to $1,000 per share, plus any accrued but unpaid dividends, as a liquidation preference before any distribution may be made to the holders of any junior security, including the common stock.

Voting Rights: Each holder of Series B Preferred Stock shall vote with holders of the common stock upon any matter submitted to a vote of shareholders, in which event it shall have the number of votes equal to the number of shares of common stock into which such share of Series B Preferred Stock would be convertible on the record date for the vote or consent of shareholders. Each holder of Series B Preferred Stock shall also be entitled to one vote per share on each submitted to a class vote of the holders of Series B Preferred Stock.

Voluntary Conversion Rights: Each share of Series B Preferred Stock is convertible into that number of shares of common stock equal to the liquidation preference of the Series B Preferred divided by a conversion price of $0.20 per share.

Rank: The Series B Preferred ranks senior to the common stock and any other class or series of preferred stock that may be authorized, but ranks junior to the Series A Preferred Stock.

Redemption by Company: The Company may redeem all of the Series B Preferred at any time on twenty days notice by payment of the liquidation preference of the Series B Preferred.

Redemption by the Holders: The holders of the Series B Preferred shall not have the right to compel the Company to redeem their Series B Preferred unless the Company is in default under the terms of the Certificate of Designation..

Redemption on Fundamental Transaction: In the event the Company engages in a fundamental transaction, the Company shall be obligated to redeem all of the Series B Preferred at the closing of the transaction, provided that holders of the Series B Preferred shall be entitled to convert their shares of Series B Preferred into common stock in lieu of having them redeemed.

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Right to Participate in Future Fundings: Each holder of Series B Preferred has the right to participate in future capital-raising transactions to the extent of its proportionate ownership of the Company on an as converted basis. The right extents to any issuance of common or preferred stock or debt securities convertible into common or preferred stock, except for certain exempted transactions.

Anti-Dilution Protection: The conversion price of the Series B Preferred is subject to reduction to the extent the company issues shares of common stock at a purchase price less than the then current conversion price, (ii) debt or equity securities convertible into common stock at a conversion price less than the then current conversion price, (iii) options or warrants exercisable for common stock at an exercise price less than the then current conversion price, or (iv) options or warrants to purchase convertible debt or equity securities, where the combined exercise and conversion prices would enable the holder to acquire shares of common stock for less than the then current conversion price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth, as of December 16, 2024, certain information concerning the beneficial ownership of our common stock by (i) each person known by us to own beneficially five percent (5%) or more of the outstanding shares of each class, (ii) each of our directors and named executive officers, and (iii) all of our executive officers and directors as a group.

The number of shares beneficially owned by each 5% stockholder, director or executive officer is determined under the rules of the Securities & Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity has the right to acquire within 60 days after December 16, 2024 through the exercise of any stock option, warrant or other right, or the conversion of any security. As of December 16, 2024 there were 39,667,607 shares outstanding. Unless otherwise indicated, each person or entity has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name	Shares Beneficially Owned	Percent of Common Stock (1)
5% Stockholders

Jonathan Bates (2) (9)	39,399,800	52.6%

Innovative Digital Investors Emerging Technology, LP (2) (9)	27,699,800	41.1%

Rykor Energy Solutions, LLC (3) 33 Commercial St. Raynham, MA 02797	8,016,000	17.8%

Sam Jorgensen (4) (9)	6,887,754	17.4%

BFAM Partners, LLC (2) 2018 North Vine St. Los Angeles, CA 90068	4,200,000	10.6%

Michael Maloney (9)	4,000,000	10.1%

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Name	Shares Beneficially Owned	Percent of Common Stock (1)
Abed Equities (5) 8 Hastings Plaza Hastings 15156, Barbados	3,650,000	9.2%

10373885 Canada Corp. (a/k/a BitFlair Mining Corp.) (6) 23 Castelbeau Gatineau QC J9J 1C9 Canada	3,443,877	8.7%

Chris Moses 2429 Winding Brook Ct. Rochester Hills, MI 48309	3,132,208	7.9%

Erik S. Nelson (7) (9)	2,655,000	6.7%

Raymond Mow (9)	2,600,000	6.6%

Directors and Named Executive Officers

Jonathan Bates (2) (9)	39,399,800	52.6%

John Kelly (3) (9)	8,016,000	17.8%

Michael Maloney (9)	4,000,000	10.1%

Ryan Ramnath (8) (9)	3,443,877	8.7%

Erik S. Nelson (7) (9)	2,655,000	6.7%

Raymond Mow (9)	2,600,000	6.6%

Seth Bayles (9)	500,000	1.3%

Lori Love (9)	150,000	0.4%

Officers and Directors as a Group	60,764,677	75.8%

(1)	Based on 39,667,607 shares of common stock issued and outstanding as of December 16, 2024.

(2)	Includes (i) 12,500,000 shares that Innovative Digital Investors Emerging Technology, LP (“Innovative”) has the right to acquire upon the conversion of 2,500 shares of Series B Preferred Stock, (ii) 15,199,800 shares that Innovative has the right to acquire upon the conversion of 303,966 shares of Series A Preferred Stock, (iii) 4,200,000 shares owned by BFAM Partners, LLC (“BFAM”), of which Mr. Bates is the 100% owner, and (iv) 7,500,000 shares that Mr. Bates has the right to acquire upon the conversion of 150,000 shares of Series A Preferred Stock. Mr. Bates has sole voting and investment power of any shares owned by Innovative by virtue of his ownership of its general partner. Mr. Bates has sole voting and investment power of any shares owned by BFAM. BFAM and an individual retirement account established by Mr. Bates own approximately 10.03% of Innovative. Mr. Bates owns 90% of BFAM, and a trust established for his children on the remaining 10%. Mr. Bates disclaims beneficial ownership of any shares owned by Innovative beyond his percentage interest in such entity.

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(3)	Includes (i) 2,672,000 shares held outright, (ii) 2,672,000 Class C-1 Warrants which are exercisable immediately, and (iii) 2,672,000 Class C-2 Warrants which are exercisable immediately. John Kelly and Nick Marrocco have shared voting and investment power over the securities owned by Rykor Energy Solutions, LLC.

(4)	Includes (i) 3,443,877 shares owned by Mr. Jorgensen and (ii) 3,443,877 shares owned by 10373885 Canada Corp. (a/k/a BitFlair Mining Corp.) (“BitFlair”), of which Mr. Jorgensen has shared voting and investment power. Mr. Jorgenson disclaims beneficial ownership of shares held by BitFlair beyond his 40% percentage interest therein.

(5)	Gabriel Abed has sole voting and investment power over any shares owned by Abed Equities.

(6)	Ryan Ramnath and Sam Jorgenson have shared voting and investment power over any shares owned by Bitflair.

(7)	Includes (i) 1,100,000 shares owned by Mr. Nelson, (ii) 1,505,000 shares owned by Coral Investment Partners, LP (“Coral”), as to which Mr. Nelson, in his capacity as owner of the general partner, has sole voting and investment power, and (iii) 50,000 shares owned by Sterling Acquisitions 1, Inc. (“Sterling”). Mr. Nelson disclaims beneficial ownership of shares held by Coral beyond his 40% ownership interest therein. Mr. Nelson does not have an interest in Sterling, but his spouse and children own 80% of Sterling, and Mr. Nelson’s spouse shares the power to vote and dispose of any shares owned by Sterling.

(8)	Includes 3,443,877 shares owned by BitFlair, of which Mr. Ramnath has shared voting and investment power. Mr. Ramnath disclaims beneficial ownership of shares held by BitFlair beyond his percentage interest in Bitflair of 40%.

(9)	The address for the shareholder is c/o Bitmine Immersion Technologies, Inc., 10845 Griffith Peak Dr., #2, Las Vegas, NV 89135.

SUMMARY OF REVERSE STOCK SPLIT

On December 11, 2024, our Board and the Consenting Stockholders approved a resolution to amend our COI to effect a reverse split of our Common Stock at a reverse stock split ratio in the range of 1-for-5 through 1-for-30, as determined by the Board of Directors at a later date (the “Reverse Stock Split”). The Reverse Stock Split has been approved by the requisite majority of the holders of our capital stock, and the Board is not seeking further Stockholder authorization. The following description of the proposed amendment is a summary and is subject to the full text of the proposed Amendment, which is attached to this Proxy Statement as Annex A. The Company plans to effect Reverse Stock Split in order to meet the initial listing requirements of the NYSE American for a possible listing of its Common Stock (see “—Reasons for the Reverse Stock Split” below).

The Board will cause the Amendment to be filed with the Delaware Secretary of State to effect the Reverse Stock Split only upon approval of the listing of the Common Stock on the NYSE American exchange or another principal national securities exchange. The Reverse Stock Split could become effective immediately after the 20th day after this Information Statement is mailed to Stockholders. The Board also may determine in its discretion not to effect the Reverse Stock Split and not to file the Amendment. No further action on the part of Stockholders will be required for the Board to either implement or abandon the Reverse Stock Split.

The proposed Amendment, if effected, will effect a Reverse Stock Split of the outstanding shares of the Company’s Common Stock at a reverse stock split ratio in the range of 1-for-5 through 1-for-30 (the “Ratio Range”), as determined by our Board at a later date. As of the Record Date, 39,667,607 shares of our Common Stock were issued and outstanding. Based on such number of shares of our Common Stock issued and outstanding, immediately following the effectiveness of the Reverse Stock Split (and without giving effect to rounding for fractional shares), we will have, depending on the reverse stock split ratio selected by our Board, issued and outstanding shares of Common Stock as illustrated in the table under the caption “—Effects of the Reverse Stock Split—Effect on Shares of Common Stock.” All holders of the Company’s Common Stock will be affected proportionately by the Reverse Stock Split.

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We will not issue any fractional shares as a result of the Reverse Stock Split and in lieu thereof any Stockholder that would otherwise be entitled to receive a fractional share will receive cash equal to the market value of its fractional share. Each Stockholder will hold the same percentage of Common Stock immediately following the Reverse Stock Split as such Stockholder held immediately prior to the Reverse Stock Split other than the nominal effect of the treatment of fractional shares. The par value of our Common Stock will continue to be $0.0001 per share and our authorized shares of Common Stock will continue to be 500,000,000 (see “—Effects of the Reverse Stock Split—Reduction in Stated Capital”). Also, the conversion terms of the Series A Preferred Stock and the Series B Preferred Stock will be adjusted automatically as necessary to cause each Series to be convertible into the number of shares of Common Stock that each would have received if all of the outstanding shares of each Series were converted into Common Stock immediately prior to the effective date of the Reverse Stock Split.

Reasons for the Reverse Stock Split

Our Board has determined that it is in the best interests of the Company and its Stockholders to combine our shares of Common Stock within a range of 1-for-5 through 1-for-30, as determined by the Board at a later date, in order to raise the per share trading price of our Common Stock in order to meet the initial listing criteria of the NYSE American exchange or another principal national securities exchange in anticipation of a possible listing of our Common Stock on such an exchange.

In accordance with NYSE Rule 102(a), the Company’s Common Stock must have a minimum price of $3 per share in order to be approved for a listing on the NYSE American exchange. The closing sale price of our Common Stock on December 13, 2024, was $0.5033 per share. The Company intends to set the ratio of the Reverse Stock Split so as to meet this listing criteria based on market conditions at the time of the listing. However, no assurances can be given that the Reverse Split will serve this intended purpose, that the Company will meet the other requirements for uplisting to NYSE American exchange or another principal national securities exchange, or if it does that the Company will ultimately proceed with such an uplisting.

We believe that listing our Common Stock on the NYSE American or another principal national securities exchange, if approved, will facilitate a market for the Common Stock that is more accessible than if our Common Stock continues to trade on the OTCQX maintained by the OTC Markets Group, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, NYSE American. Among other factors, trading on NYSE American increases liquidity and may potentially minimize the spread between the “bid” and “asked” prices quoted by market makers. We believe that prospective investors will view an investment in us more favorably if our Common Stock is listed on NYSE American as compared with the OTC markets, including the OTCQX where the Common Stock currently trades.

Additionally, the Company believes that an increased stock price may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Company believes that the anticipated higher market price resulting from a reverse stock split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in our Common Stock.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share trading price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the per share trading price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the per share trading price of our Common Stock will increase following the Reverse Stock Split or that the per share trading price of our Common Stock will not decrease in the future.

The purpose of approving exchange ratios within the Ratio Range (rather than a fixed exchange ratio) is to provide the Company and the Board with the flexibility to achieve the desired results of the Reverse Stock Split at the time of the listing. The Board, in its sole discretion, may effect the Reverse Stock Split only upon the determination by the Board that a reverse split would be in the best interests of the Company and our Stockholders at that time. See “—Criteria to Be Used for Determining Whether to Implement the Reverse Stock Split.” If the Board were to effect the Reverse Stock Split, then the Board would set the timing for such a split and select the specific ratio within the Ratio Range (the “Final Ratio”). No further action on the part of Stockholders would be required for the Board to either implement or abandon the Reverse Stock Split. If the Board determines to effect the Reverse Stock Split, we would communicate to the public, after the Effective Date (as defined below), additional details regarding the Reverse Stock Split, including the Final Ratio selected by the Board. If the Board does not implement the Reverse Stock Split within 12 months from the date of the Written Consent, then the authority granted in this proposal to implement the Reverse Stock Split will automatically terminate. If the Board elects not to implement the Reverse Stock Split within this time, Stockholder approval would again be required prior to implementing any subsequent reverse stock split. The Board reserves its right, notwithstanding Stockholder approval and without further action by the Stockholders, to elect not to proceed with the Reverse Stock Split at any time prior to the filing of the Amendment with the Secretary of State of the State of Delaware.

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Criteria to Be Used for Determining Whether to Implement the Reverse Stock Split:

In determining whether to implement the Reverse Stock Split and which reverse stock split ratio to implement, our Board may consider, among other things, various factors, such as:

a.	the historical trading price and trading volume of our Common Stock;
b.	NYSE American initial and continued listing standards requirements;
c.	the then-prevailing trading price and trading volume of our Common Stock and the expected impact of the Reverse Stock Split on the trading market for our Common Stock in the short- and long-term; and
d.	prevailing general market and economic conditions.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

We cannot assure you that the proposed Reverse Stock Split will increase our stock price.

We expect that the Reverse Stock Split will increase the per share trading price of our Common Stock. However, the effect of the Reverse Stock Split on the per share trading price of our Common Stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share trading price of our Common Stock after the Reverse Stock Split will not increase in the same proportion as the reduction in the number of our outstanding shares of Common Stock following the Reverse Stock Split, and the Reverse Stock Split may not result in a per share trading price that would attract investors who do not trade in lower priced stocks. In addition, although we believe the Reverse Stock Split may enhance the marketability of our Common Stock to certain potential investors, we cannot assure Stockholders that, if implemented, our Common Stock will be more attractive to investors. Even if we implement the Reverse Stock Split, the per share trading price of our Common Stock may decrease due to factors unrelated to the Reverse Stock Split, including our future performance. If the Reverse Stock Split is consummated and the per share trading price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than might occur in the absence of the Reverse Stock Split.

If the Reverse Split does not result in a proportionate increase in the price of our Common Stock, we may be unable to meet the initial listing requirements of a principal national securities exchange.

We expect that the Reverse Split will increase the market price of our Common Stock so that we will be able to meet the minimum bid price requirement under the listing rules of the NYSE American or another principal national securities exchange. However, the effect of the Reverse Split on the market price of our Common Stock cannot be predicted with certainty, and the results of reverse stock splits by companies under similar circumstances have varied. It is possible that the market price of our Common Stock following the Reverse Split will not increase sufficiently for us to meet the minimum price requirement. Further, the Reverse Split may result in a lesser number of round lot holders (holders of at least 100 shares), which could also cause us to be noncompliant with another NYSE American rule requiring that we have at least 400 round lot holders. If we are unable meet the minimum price requirement or other requirements of the NYSE American or another principal national securities exchange for which we seek listing, we may not be unable to list our Common Stock on a principal national securities exchange.

The proposed Reverse Stock Split may decrease the liquidity of our Common Stock and result in higher transaction costs.

The liquidity of our Common Stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the per share trading price does not increase as a result of the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it will increase the number of our Stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock. Accordingly, the Reverse Stock Split may not achieve the desired results of increasing marketability of our Common Stock as described above.

The Reverse Stock Split may lead to a decrease in our overall market capitalization.

The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our Common Stock does not increase in proportion to the Final Ratio, or following such increase does not maintain or exceed that price, then the value of our Company, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total shares of Common Stock outstanding following the Reverse Stock Split.

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Implementation of the Reverse Stock Split

In order to implement the Reverse Stock Split, the Company will need to file the Amendment with the Delaware Secretary of State.  Under federal securities rules and regulations, the Company may not file the Amendment until at least 20 calendar days after the mailing or furnishing of this Information Statement to the Stockholders. The effectuation of the Reverse Stock Split is conditioned upon the filing of the Amendment with the Delaware Secretary of State, which will be filed as soon as practical following such 20 day calendar period, and following the receipt of required regulatory processing by FINRA. Furthermore, the Company does not plan to file the Amendment unless it receives a conditional approval by the NYSE American or another principal national securities exchange, of which there can be no assurance that any such approval will be obtained.  A conditional listing approval may include material conditions, such as the completion of a capital-raising transaction and/or that the Company meets the initial share price requirements after the Reverse Stock Split, and there is no assurance that the Company will be able to meet any conditions set by the NYSE American or any other national securities exchange after the Reverse Stock Split is effected.  Except as explained below with respect to fractional shares, on the Effective Date, our shares of Common Stock will be combined and converted, automatically and without any action on the part of the Stockholders, into one share of Common Stock at the Final Ratio. Beginning on the Effective Date, each certificate representing old shares will be deemed for all corporate purposes to evidence ownership of new shares, if approved.

As soon as practicable after the Effective Date, Stockholders will be notified that the Reverse Stock Split has been effected. Our transfer agent will act as exchange agent for the Reverse Stock Split for purposes of implementing the exchange of stock certificates. Holders of old shares may (but will not be required to) surrender to the exchange agent certificates representing old shares in exchange for certificates representing new shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our transfer agent. No new certificates will be issued to a Stockholder until such Stockholder has surrendered such Stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Notwithstanding Stockholder approval, and without further action by the Stockholders, the Board, in its sole discretion, may at any time prior to the filing of the Amendment with the Delaware Secretary of State, delay or abandon the Reverse Stock Split. If the Board does not implement the Reverse Stock Split within 12 months from the date of the Written Consent, then the authority granted in this proposal to implement the Reverse Stock Split will automatically terminate. If the Board elects not to implement the Reverse Stock Split within this time, Stockholder approval would again be required prior to implementing any subsequent reverse stock split.

Fractional Shares

We will not issue fractional shares of Common Stock in connection with the Reverse Stock Split. In lieu of any fractional shares, we will issue to each Stockholder who would otherwise hold a fractional share because the number of shares of Common Stock they hold of record before the Reverse Stock Split is not evenly divisible by the Reverse Stock Split ratio will receive cash equal to the market value of its fractional share.

Effects of the Reverse Stock Split

General

After the Effective Date of the Reverse Stock Split, if implemented by the Board, each Stockholder will own a reduced number of shares of Common Stock. The principal effect of the Reverse Stock Split will be to proportionately decrease the number of outstanding shares of our Common Stock based on the Final Ratio selected by our Board.

The Reverse Stock Split would be effected simultaneously for all shares of our Common Stock, and the Final Ratio would be the same for all shares of our Common Stock. The Reverse Stock Split would affect all of the holders of our Common Stock uniformly and would not affect any Stockholder’s percentage ownership interests in the Company, voting rights or other rights in each case, other than as a result of the treatment of fractional shares as described herein. For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 2% (other than the nominal effect of the treatment of fractional shares) of the voting power of the outstanding shares of our Common Stock after the Reverse Stock Split. The number of Stockholders of record will be reduced as a result of the Reverse Stock Split to the extent a Stockholder would only be entitled to a fractional share as a result of the Reverse Stock Split. If approved and implemented, the Reverse Stock Split may result in additional Stockholders owning “odd lots” of less than 100 shares of our Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Company believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.

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Effect on Shares of Common Stock

The following table, which is provided for illustrative purposes only, contains approximate information, based on share information as of December 16, 2024, relating to our outstanding Common Stock based on hypothetical reverse stock split ratios within the Ratio Range assuming that the Reverse Stock Split is implemented:

	Number of Shares Issued and Outstanding	Number of Shares Reserved for Future Issuance	Number of Shares Authorized but Not Outstanding or Reserved
Common Stock
Pre-Reverse Stock Split	39,667,607	48,320,800	412,011,593
Post-Reverse Stock Split (1:5)	7,933,521	9,664,160	482,402,319
Post-Reverse Stock Split (1:30)	1,322,254	1,610,693	497,067,053

After the Effective Date of the Reverse Stock Split, if implemented by the Board, our Common Stock will have a new CUSIP number, a number used to identify our Common Stock.

Our Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act.

Effect on Par Value

The proposed amendment to our COI will not affect the par value of our Common Stock, which will remain at $0.0001 per share.

Reduction in Stated Capital

As a result of the Reverse Stock Split, upon the Effective Date, the stated capital on our balance sheet attributable to our Common Stock, which consists of the par value per share of our Common Stock multiplied by the aggregate number of shares of our Common Stock issued and outstanding, will be reduced in proportion to the size of the Reverse Stock Split. Our stockholders’ equity, in the aggregate, will remain unchanged. Our authorized shares of common stock will also not change.

Effect on Preferred Stock

Pursuant to our existing COI our authorized stock includes 20,000,000 shares of Preferred Stock, $0.0001 par value per share. The proposed amendment to our COI to effect the Reverse Stock Split will not impact the total authorized number of shares of Preferred Stock or the par value of the Preferred Stock. However, the Board has authorized two Series of Preferred Stock (the Series A Preferred Stock and the Series B Preferred Stock), and the conversion terms of each Series will be adjusted automatically as necessary to cause each Series to be convertible into the number of shares of Common Stock that each would have received if all of the outstanding shares of each Series were converted into Common Stock immediately prior to the effective date of the Reverse Stock Split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

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Shares Held in Book-Entry and Through a Broker, Bank, or Other Holder of Record

If you hold registered shares of our Common Stock in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of our Common Stock in registered book-entry form. If you are entitled to post-Reverse Stock Split shares of our Common Stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the Effective Date indicating the number of shares of our Common Stock that you hold.

At the Effective Date, we intend to treat Stockholders holding shares of our Common Stock in “street name” (that is, through a broker, bank, or other holder of record) in the same manner as registered Stockholders whose shares of our Common Stock are registered in their names. Brokers, banks or other holders of record will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in “street name”; however, these brokers, banks or other holders of record may apply their own specific procedures for processing the Reverse Stock Split.

If you hold your shares of our Common Stock with a broker, bank or other holder of record, and you have any questions in this regard, we encourage you to contact your holder of record.

Shares Held in Certificated Form

If you hold any of your shares of our Common Stock in certificated form (the “Old Certificate(s)”), you will receive a transmittal letter from our transfer agent as soon as practicable after the Effective Date. The transmittal letter will be accompanied by instructions specifying how you can deliver your Old Certificate(s) so that you are in a position to transfer or trade your post-Reverse Stock Split shares of our Common Stock which will be in a book-entry form, evidenced by a transaction statement that will be sent to your address of record as soon as practicable after your delivery of a letter of transmittal indicating the number of shares of our Common Stock you hold. Until surrendered as contemplated herein, a Stockholder’s Old Certificate(s) shall be deemed at and after the Effective Date to represent the number of full shares of our Common Stock resulting from the Reverse Stock Split.

No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. A Stockholder who otherwise would be entitled to receive fractional shares of Common Stock will receive cash equal to the market value of its fractional share at the time of the Reverse Stock Split as of the Record Date.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

Vote Required

To be approved, the Reverse Stock Split must receive the affirmative vote of a majority of the issued and outstanding shares of our capital stock entitled to vote, voting together as a single class, which has already occurred by virtue of the written consent signed by the Consenting Stockholder. Therefore, we are holding a Stockholder meeting to vote on the Reverse Stock Split or soliciting the vote of Stockholders.

No Appraisal Rights

Under the DGCL, our Stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the Reverse Stock Split described in this Information Statement, and we will not independently provide our Stockholders with any such rights.

Interest of Certain Persons in Matters to Be Acted Upon

No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Stock Split that is not shared by all of our other Stockholders.

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Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain material U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to holders of our Common Stock that hold their Common Stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Changes in these authorities, and the interpretation thereof, may result in U.S. federal income tax consequences that differ from those discussed below. We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split, and there can be no assurance that the IRS would not challenge any of the consequences summarized below, or that a court would not sustain any such challenge. The following summary does not address any U.S. state or local or any non-U.S. tax consequences, any estate or gift tax consequences, or the Medicare tax on net investment income.

This discussion applies only to holders of our Common Stock that are U.S. Holders (as defined below) and does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to U.S. Holders that may be subject to special tax rules, including: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes) and their partners or members; (vii) traders in securities that elect to use a mark-to-market method of accounting; (viii) holders whose “functional currency” is not the U.S. dollar; (ix) persons holding our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our Common Stock in connection with employment or other performance of services; (xi) retirement plans; (xii) holders who own more than five percent (5%) of our Common Stock; or (xiii) certain former citizens or long-term residents of the United States.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Common Stock, the tax treatment of a U.S. Holder that is a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our Common Stock and partners in such partnerships should consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our Common Stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person.

The Reverse Stock Split is intended to be treated as a “recapitalization” for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a “recapitalization” for U.S. federal income tax purposes, a U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split. A U.S. Holder’s aggregate tax basis in the shares of our Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of our Common Stock surrendered pursuant to the Reverse Stock Split, and such U.S. Holder’s holding period in the shares of our Common Stock received pursuant to the Reverse Stock Split should include the holding period in the shares of our Common Stock surrendered pursuant to the Reverse Stock Split. Treasury regulations provide detailed rules for allocating the tax basis and holding period of the shares of our Common Stock surrendered to the shares of our Common Stock received pursuant to the Reverse Stock Split. U.S. Holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period in such shares.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. IT DOES NOT CONSTITUTE TAX ADVICE. EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT HIS, HER, OR ITS OWN TAX ADVISOR REGARDING HIS, HER, OR ITS PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

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ADDITIONAL INFORMATION

Please read all sections of this Information Statement carefully. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

Costs of the Information Statement

The Company is mailing this Information Statement and will bear the costs associated therewith. The Company is not making any solicitations. The Company will request brokerage houses, nominees, custodians, fiduciaries, and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

Householding Matters

If you and one or more Stockholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered Stockholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to the Company at 10845 Griffith Peak Dr., #2, Las Vegas, NV 89135, or email the Company at enelson@bitminetech.io, and the Company will promptly deliver the Information Statement to you upon your request. Stockholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

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ANNEX A

FORM OF CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BITMINE IMMERSION TECHNOLOGIES, INC.

BITMINE IMMERSION TECHNOLOGIES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended and filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”).

SECOND: Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each [•] shares of the Corporation’s Common Stock, $0.0001 par value per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).

THIRD: No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash equal to the market value of its fractional share.

FOURTH: This Certificate of Amendment shall become effective as of [•], at [•] [a.m./p.m.].

FIFTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [•] day of [•], [•].

BITMINE IMMERSION TECHNOLOGIES, INC.

___________________________________

By: ________________________________

Its: ________________________________

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